Exhibit 99.1

For Immediate Release

Pro Brand International, Inc. Announces Retail Marine Package for XM® Satellite Radio

Joint Solution with XM Underscores PBI’s Industrial Design and Distribution Reach

Marietta, GA, July 24, 2008 — Pro Brand International, Inc. (“PBI”) today announced a complete marine kit for XM’s satellite radio subscribers which is currently available through XM’s e-store (www.xmradio.com/marinekit), and will also be available in other retail outlets by August 2008.  XM is the leading satellite radio provider in the US with more than 9.6 million subscribers.  PBI is a leading designer and developer of advanced antenna and radio frequency systems for the satellite industry, primarily serving Direct Broadcast Satellite (“DBS”) operators.

The ProTechT™ Water-Resistant Marine Housing Kit by ProBrand™ can be installed on an XM subscriber’s boat, making it possible to utilize the same XM radio used in the home, office or car.  The ProTechT XM Marine Kit is the first complete water-resistant aftermarket marine solution that protects the XM radio from damaging water, salt water, salt fog, ultraviolet rays and dust, enabling users to safely operate a plug-and-play XM radio or portable XM2go® device on a boat.

“Our relationship with XM underscores some of the key competencies of PBI,” stated Mr. Philip Shou, Chief Executive Officer of Pro Brand.  “PBI is excited to bring to market the first of our ProTechT line of weather-resistant enclosure products. The ProTechT Marine Kit leverages our long-standing expertise in designing and manufacturing outdoor units for Direct Broadcast Satellite (DBS) antenna systems.  Additionally, we will be able to leverage our award-winning reputation among our retail partners to bring the ProTechT family of products to the consumer.  We are excited to be partnering with XM to introduce this new solution to address the needs of this high growth market segment.”

On April 30, 2008, PBI announced that it had signed a definitive agreement for a transaction whereby it will become a wholly-owned subsidiary of Granahan McCourt Acquisition Corp. (AMEX: GHN, GHN.U, GHN.WS) (“Granahan McCourt”).  Upon consummation of the acquisition, PBI’s current management team, including its Chief Executive Officer, Mr. Philip Shou, will remain in place to run the business.  Mr. David McCourt will remain Chairman of the Board of Granahan McCourt. It is anticipated that, upon consummation of the acquisition, Granahan McCourt will change its name to “Pro Brand International Group, Inc.”  The transaction is currently expected to close in the third or fourth quarter of 2008. The closing of the transaction is subject to customary closing conditions, including approval of the acquisition agreement by the stockholders of Granahan McCourt.  In addition, the closing is conditioned on holders of less than 20% of the shares of Granahan McCourt common stock voting against the acquisition and electing to convert their Granahan McCourt common stock into cash, as permitted by the Granahan McCourt certificate of incorporation.

“We are very excited about this new partnership as it demonstrates PBI’s competitive strengths and differentiated engineering and design capabilities,” added David C. McCourt, Granahan McCourt’s CEO and post-closing Chairman.  “We continue to believe that PBI is a leading player in its core market. The partnership with XM is an excellent example of how we will be leveraging PBI’s assets to pursue additional growth opportunities going forward.”

About Granahan McCourt Acquisition Corporation

Granahan McCourt Acquisition Corporation is a blank check company organized for the purpose of acquiring one or more assets or operating businesses in the telecommunications and media industries through a merger, capital stock exchange, asset or stock acquisition or other similar business combination.  Granahan McCourt Acquisition Corporation does not have significant operations.

Investor Relations Contact:

Erach Desai
Integrated Corporate Relations
617-956-6732

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission filings, including the Amended Preliminary Proxy Statement filed on July 17, 2008 and Form 10-K for the period ended December 31, 2007.  These risks and uncertainties also include risks and uncertainties regarding PBI, including, among other things, changes in demand for PBI’s products, PBI’s dependence on significant customers, the lack of long-term contracts governing PBI’s customer and supplier relationships, PBI’s ability to retain its management and key personnel, PBI’s ability to adequately protect its intellectual property and its technologies, competition in PBI’s markets, competitive pricing and continued pricing pressures in the DBS market, supplier constraints, the introduction of new products and services by competitors, the ability of PBI to manage costs and maintain production volumes, conditions in PBI’s industry and economic conditions generally, PBI’s ability to develop and market new technologies in a competitively advantageous manner, and PBI’s success at integrating acquired businesses.

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, Granahan McCourt will file with the SEC a definitive proxy statement which will be mailed to the stockholders of Granahan McCourt. Granahan McCourt’s stockholders are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the merger with PBI. Granahan McCourt’s stockholders will be able to obtain a free copy of such filings at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to Granahan McCourt, 179 Stony Brook Road, Hopewell, NJ 08525.

Granahan McCourt and its officers and directors may be deemed to have participated in the solicitation of proxies from Granahan McCourt’s stockholders in favor of the approval of the merger. Information concerning Granahan McCourt’s directors and executive officers is set forth in the publicly filed documents of Granahan McCourt. Stockholders may obtain more detailed information regarding the direct and indirect interests of Granahan McCourt and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.